EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Daniel Maudlin
Vice President of Finance and Chief Financial Officer
Haynes International, Inc.
765-456-6102

HAYNES INTERNATIONAL, INC. REPORTS

FIRST QUARTER FISCAL 2016 FINANCIAL RESULTS

▪

First quarter net revenues of $95.1 million and net income of $0.2 million, or $0.02 per diluted share, for the three months ended December 31, 2015, compared to net revenues of $110.7 million and net income of $6.4 million, or $0.51 per diluted share, for the same period of fiscal 2015.

▪	Backlog of $204.7 million at December 31, 2015, an increase of 10.2% from $185.8 million at September 30, 2015.
▪	Capital investment in the first quarter of fiscal 2016 of $7.1 million and forecast for capital spending in fiscal 2016 of $30.0 million.
▪	Regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock declared.

KOKOMO, IN, February 4, 2016 – Haynes International, Inc. (NASDAQ GM: HAYN) (the “Company”), a leading developer, manufacturer and marketer of technologically advanced high-performance alloys, today reported financial results for the first quarter ended December 31, 2015.  In addition, the Company announced that its Board of Directors has authorized a regular quarterly cash dividend of $0.22 per outstanding share.

“Business conditions became significantly more challenging in the first quarter of fiscal 2016 as global industrial economies deteriorated and the market price of nickel continued its decline.  At Haynes, we managed to achieve gains in order entry attributable to strength of the commercial aero-engine and aero-structures market along with bookings of special project work in our CPI market.  As we discussed in our last call, we have specialty application projects in the pipeline, however, shipments of those projects were low in the first quarter of fiscal 2016, and we expect specialty project shipments to remain low in the second quarter.   Based on our backlog, we expect improvement in specialty project shipments in the second half of fiscal 2016,” said Mark Comerford, President and Chief Executive Officer. “During fiscal 2015, we set a record for shipments of coil and sheet products, largely on the strength of the commercial aero-engine market, and this strength has continued into fiscal 2016.  Currently, we remain capacity constrained on sheet production, and we have undertaken capital investments to relieve these constraints in order to capitalize on the current demand and expected growth of the new aerospace engine platforms in the coming years.”

Quarter Results

Net Revenues.  Net revenues were $95.1 million in the first quarter of fiscal 2016, a decrease of 14.1% from $110.7 million in the same period of fiscal 2015.   Volume was 4.4 million pounds in the first quarter of fiscal 2016, a decrease of 3.0% from 4.5 million pounds in the same period of fiscal 2015.  The decrease in volume is primarily due to the lower level of project orders in chemical processing and other markets shipped in the first quarter of fiscal 2016 as compared to in fiscal 2015, which highlights the sporadic nature of these projects.  The product-sales average selling price was $20.57 per pound in the first quarter of fiscal 2016, a decrease of 11.9% from $23.36 per pound in the same period of fiscal 2015.  The average selling price decreased as a result of lower raw material market prices, which represented approximately $1.81 per pound of a decrease, and a change in product mix, representing approximately $1.28 of a decrease, partially offset by a $0.30 per pound increase due to other pricing factors.

Cost of Sales.  Cost of sales was $83.0 million, or 87.3% of net revenues, in the first quarter of fiscal 2016 compared to $90.4 million, or 81.7% of net revenues, in the same period of fiscal 2015. Cost of sales in the first quarter of fiscal 2016 decreased by $7.4 million as compared to the same period of fiscal 2015 due to lower volumes and lower raw material costs relative to the same period of fiscal 2015, partially offset by higher manufacturing costs and charges to cost of sales from inventory valuation adjustments.

Gross Profit.   As a result of the above factors, gross profit was $12.1 million for the first quarter of fiscal 2016, a decrease of $8.2 million from the same period of fiscal 2015. Gross margin as a percentage of net revenue decreased to 12.7% in the first quarter of fiscal 2016 as compared to 18.3% in the same period of fiscal 2015. The decrease is primarily attributable to a less profitable mix of products sold in fiscal 2016 and falling nickel prices.   Falling nickel prices created compression on gross margins due to pressure on selling prices from lower nickel prices, combined with higher cost of sales as the Company sells the higher-cost inventory melted in a prior period with higher nickel prices.  In addition, the falling nickel prices combined with compressing gross margins necessitated inventory valuation adjustments to adjust inventory to lower net realizable values.

Selling, General and Administrative Expense.  Selling, general and administrative expense was $10.3 million for the first quarter of fiscal 2016, an increase of $0.5 million from the same period of fiscal 2015. The increase in expense was primarily driven by changes in foreign exchange. Selling, general and administrative expense as a percentage of net revenues increased to 10.8% for the first quarter of fiscal 2016 compared to 8.8% for the same period of fiscal 2015.

Research and Technical Expense.  Research and technical expense was $0.9 million, or 1.0% of revenue, for the first quarter of fiscal 2016, compared to $0.9 million, or 0.8% of revenue, in the same period of fiscal 2015.

Operating Income/(Loss).  As a result of the above factors, operating income in the first quarter of fiscal 2016 was $0.9 million compared to $9.6 million in the same period of fiscal 2015.

Income Taxes.  Income tax expense was $0.6 million in the first quarter of fiscal 2016, a decrease of $2.7 million from $3.3 million in the same period of fiscal 2015.  The effective tax rate for the first quarter of fiscal 2016 was 71.0%, compared to 33.9% in the same period of fiscal 2015.  The higher effective tax rate this quarter was primarily due to a change in federal tax law that was enacted in the first quarter of fiscal 2016, which had a $0.3 million unfavorable impact on the first quarter of 2016.

Net Income.  As a result of the above factors, net income in the first quarter of fiscal 2016 was $0.2 million, a decrease of $6.2 million from $6.4 million in the same period of fiscal 2015.

Volumes, Competition and Pricing

Deteriorating business conditions combined with the continuing decline in the market price of nickel had a significant adverse impact on the Company’s financial results. Also contributing to the challenging conditions was the strong U.S. dollar and lower demand in both China and Europe.  Volumes declined over 30% in the Company’s chemical processing industry market and in the Company’s other markets in the first quarter of fiscal 2016 as compared to the same period in fiscal 2015.  Significantly less project-oriented specialty application business contributed to this decrease due to the inherent sporadic nature of these types of projects.  The Company has specialty application projects in the pipeline including significant project work added to the backlog during the first quarter (discussed below); however, shipments of those types of projects were low in the first quarter of fiscal 2016.  The Company expects low specialty application project shipments in the second quarter followed by improvement in the second half of fiscal 2016.  Partially offsetting these challenging headwinds was strength in our aerospace market, with volumes up 14.1%, and in our land-based gas turbine market, with volumes up 19.9% in the first quarter of fiscal 2016, each as compared to the same period in fiscal 2015.  The net effect of these factors was overall shipped volume decreased 3.0% in the first quarter of fiscal 2016 as compared to the same period in fiscal 2015.

Deteriorating global economic conditions including the dramatic contractions of the oil and gas industry had an impact on demand in the Company’s chemical processing industry market.  During the first quarter of fiscal 2016, the Company experienced reduced demand and increased price competition in base commodity-type alloys most predominantly in the chemical processing industry market and other markets.  The commodity portion of the chemical processing market remains highly cost competitive with a low volume of available projects.

The market price of nickel continues to decline, which can cause customers to delay orders for the Company’s products in order to receive a lower price in the future.  The Company values inventory utilizing the first-in, first-out (“FIFO”) inventory costing methodology. In a period of decreasing raw material costs, the FIFO inventory valuation normally results in higher costs of sales as compared to the last-in, first-out method.  Falling nickel prices create compression on gross margins due to pressure on selling prices from lower nickel prices, combined with higher cost of sales as the Company ships the higher cost inventory acquired in a prior period with higher nickel prices.  In addition, falling nickel prices combined with compressed gross margins necessitated inventory valuation adjustments to adjust inventory to lower realizable values.

These circumstances contributed to an average selling price decrease for product sales of $2.79 per pound sold to  $20.57, an 11.9% reduction in the first quarter of fiscal 2016 compared to the same period of fiscal 2015.1

Gross Profit Margin Trend Performance

During the first quarter of fiscal 2016, gross profit margin declined sequentially and gross profit margin percentage was compressed.    Gross profit margin percentage was 12.7% in the first quarter of fiscal 2016 compared to an 18.3% gross profit margin percentage in the same period last year.  As mentioned above, the dramatic decline in nickel prices, a lower level of specialty application project business and global economic conditions including the stronger U.S. dollar and weaker demand in both China and Europe contributed to this decline.

Backlog

Backlog was $204.7 million at December 31, 2015, an increase of approximately $18.9 million, or 10.2%, from $185.8 million at September 30, 2015. The backlog dollars increased during the first quarter of fiscal 2016 due to a 12.8% increase in the average selling price per pound, partially offset by a 2.3% decrease in pounds.  The increase in the backlog includes specialty project orders of approximately $24.0 million that are not expected to ship to customers until the second half of fiscal 2016 and the first half of fiscal 2017.  The decrease in overall pounds is primarily due to lower base order entry driven presumably by the continued falling price of nickel combined with the current economic environment.  The increase in average selling price per pound reflects a change in product mix in the backlog.

Ratification of Labor Agreement

On December 21, 2015, the Company entered into a new collective bargaining agreement with the United Steelworkers of America which covers eligible hourly employees at the Company’s Arcadia, Louisiana plant. This agreement will expire in December 2020.

Capital Spending

In fiscal 2015, the Company disclosed plans to increase sheet manufacturing capacity in the Kokomo operations in order to help keep pace with anticipated growth in the aerospace market.  During fiscal 2015 and the first quarter of fiscal 2016, the Company was capacity constrained on sheet production, and the Company achieved record sheet/coil production levels during fiscal 2015.  In order to respond to expected continued demand, the Company plans to spend $30.0 million in fiscal 2016, which includes investments in the heat treating and cold rolling areas of approximately $16.6 million.  The remaining $13.4 million of planned spending is earmarked for the completion of the manufacturing phase of the Company’s IT systems upgrade ($1.7 million) and continued spending throughout the Company’s manufacturing facilities ($11.7 million), which is considered a maintenance level of spending.

Liquidity

During the first quarter of fiscal 2016, the Company’s primary sources of cash were cash on-hand and cash provided by operating activities, as detailed below.  At December 31, 2015, the Company had cash and cash equivalents of $48.3 million (excluding restricted cash of $9.2 million) compared to $49.0 million at September 30, 2015. As of December 31, 2015, the Company had cash and cash equivalents of $17.0 million that was held by foreign subsidiaries in various currencies.

1Average selling price per pound for product sales differs from aggregate selling price per pound, as reported in previous filings, due to the exclusion of other revenue not associated with pounds shipped. As an example, revenue generated from toll conversion is not included in calculating average selling price per pound for product sales.

For the first quarter of fiscal 2016, net cash provided by operating activities was $10.1 million compared to cash used by operations of $0.8 million in the first quarter of fiscal 2015.  The lower business levels in fiscal 2016 resulted in lower increases in controllable working capital of $3.7 million compared to $15.9 million in the first quarter of fiscal 2015, as well as net income tax refunds of $0.8 million in the first quarter of fiscal 2016 compared to net income taxes paid in the first quarter of fiscal 2015.  Additionally, the Company received up-front cash receipts of $16.1 million, of which $9.2 million is recorded as restricted cash, on special projects which was recorded on the balance sheet as deferred revenue. Partially offsetting these factors were lower net income of $0.2 million in the first quarter of 2016 compared to $6.4 million in the first quarter of 2015 and higher pension and post-retirement payments of $3.5 million in the first quarter of fiscal 2016 compared to $1.2 million in the first quarter of fiscal 2015.  Net cash used in investing activities was $7.1 million in the first quarter of fiscal 2016 compared to $3.2 million in the same period of fiscal 2015 as a result of the Company’s investments in sheet manufacturing capacity.   Net cash used in financing activities in the first quarter of fiscal 2016 of $3.1 million included $2.7 million of dividend payments and approximately $0.3 million of stock re-purchases made to satisfy taxes in relation to the vesting of restricted stock granted to officers and directors.

The Company’s sources of liquidity for the remainder of fiscal 2016 are expected to consist primarily of cash generated from operations, cash on-hand and, if needed, borrowings under the U.S. revolving credit facility.  At December 31, 2015, the Company had cash of $48.3 million, an outstanding balance of zero on the U.S. revolving credit facility and access to a total of approximately $120.0 million under the U.S. revolving credit facility, subject to a borrowing base formula and certain reserves that could limit the Company’s borrowing to approximately $105.0 million. Management believes that the resources described above will be sufficient to fund planned capital expenditures and working capital requirements over the next twelve months.

The Company’s primary uses of cash over the next twelve months are expected to consist of expenditures related to:

"	Funding operations;
"	Capital spending;
"	Dividends to stockholders; and
"	Pension and postretirement plan contributions.

Dividend Declared

On February 4, 2016, the Company announced that the Board of Directors declared a regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock.  The dividend is payable March 15, 2016 to stockholders of record at the close of business on March 1, 2016. The aggregate cash payout based on current shares outstanding will be approximately $2.7 million, or approximately $11.0 million on an annualized basis.

Guidance

The Company expects softer global demand, especially in the high volume CPI and LBGT markets along with low commodity prices, particularly nickel, to continue to unfavorably impact product selling prices and continue to compress gross margins in the second quarter of fiscal 2016.  In addition, the mix of shipments is expected to be similar to the first quarter with lower levels of project-related specialty applications shipments than recent quarters.  Given these factors, management anticipates financial results in the second quarter to be similar to the first quarter of fiscal 2016.

Earnings Conference Call

The Company will host a conference call on Friday, February 5, 2016 to discuss its results for the first quarter of fiscal 2016.  Mark Comerford, President and Chief Executive Officer, and Daniel Maudlin, Chief Financial Officer and Vice President of Finance, will host the call and be available to answer questions.

To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

Date:   Friday, February 5, 2016Dial-In Numbers:        877-407-8033  (Domestic)
Time:9:00 a.m. Eastern Time201-689-8033  (International)

A live Webcast of the conference call will be available at www.haynesintl.com.

For those unable to participate, a teleconference replay will be available from Friday, February 5th at 11:00 a.m. ET, through 11:59 p.m. ET on March 5, 2016. To listen to the replay, please dial:

Domestic:        877-660-6853

International:201-612-7415

Replay Access:                Conference:  13628979

A replay of the Webcast will also be available at www.haynesintl.com until February 5, 2017.

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high-performance alloys, primarily for use in the aerospace, land-based gas turbine and chemical processing industries.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. All statements other than statements of historical fact, including statements regarding market and industry prospects and future results of operations or financial position, made in this Press Release are forward-looking.    In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of such terms and other comparable terminology. The forward-looking information may include, among other information, statements concerning the Company's outlook for fiscal year 2016 and beyond, overall volume and pricing trends, cost reduction strategies and their anticipated results, capital expenditures and dividends.  There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, without limitation those risk factors set forth in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2015. Actual results may differ materially from those in the forward-looking statements as a result of various factors, many of which are beyond the Company's control.

The Company has based these forward-looking statements on its current expectations and projections about future events.  Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based upon those assumptions also could be incorrect.  Risks and uncertainties may affect the accuracy of forward-looking statements.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended December 31,
	2014	2015
Net revenues	$110,676	$95,070
Cost of sales	90,405	82,982
Gross profit	20,271	12,088
Selling, general and administrative expense	9,736	10,276
Research and technical expense	887	915
Operating income	9,648	897
Interest income	(23)	(26)
Interest expense	16	138
Income before income taxes	9,655	785
Provision for income taxes	3,274	557
Net income	$6,381	$228
Net income per share:
Basic	$0.51	$0.02
Diluted	$0.51	$0.02
Dividends declared per common share	$0.22	$0.22

Schedule 2

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share data)

	September 30,	December 31,
	2015	2015
ASSETS
Current assets:
Cash and cash equivalents	$49,045	$48,258
Restricted cash	—	9,200
Accounts receivable, less allowance for doubtful accounts of $869 and $859 respectively	75,593	64,496
Inventories	247,836	257,372
Income taxes receivable	3,699	6,857
Deferred income taxes	6,295	—
Other current assets	2,974	4,045
Total current assets	385,442	390,228
Property, plant and equipment, net	185,351	187,676
Deferred income taxes—long term portion	53,958	56,180
Prepayments and deferred charges	1,877	2,026
Goodwill	4,789	4,789
Other intangible assets, net	6,774	6,648
Total assets	$638,191	$647,547
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$29,386	$30,876
Accrued expenses	16,576	11,237
Accrued pension and postretirement benefits	4,965	4,965
Deferred revenue—current portion	2,500	18,569
Total current liabilities	53,427	65,647
Long-term obligations (less current portion)	4,574	4,576
Deferred revenue (less current portion)	25,329	24,704
Deferred income taxes	—	1,707
Accrued pension benefits	107,208	105,910
Accrued postretirement benefits	105,664	105,063
Total liabilities	296,202	307,607
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $0.001 par value (40,000,000 shares authorized, 12,467,498 and 12,510,708 shares issued and 12,446,000 and 12,481,549 outstanding at September 30, 2015 and December 31, 2015, respectively)	12	12
Preferred stock, $0.001 par value (20,000,000 shares authorized, 0 shares issued and outstanding)	—	—
Additional paid-in capital	244,488	244,958
Accumulated earnings	186,533	184,015
Treasury stock, 21,498 shares at September 30, 2015 and 29,159 shares at December 31, 2015	(1,091)	(1,380)
Accumulated other comprehensive loss	(87,953)	(87,665)
Total stockholders’ equity	341,989	339,940
Total liabilities and stockholders’ equity	$638,191	$647,547

Schedule 3

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Three Months Ended December 31,
	2014	2015
Cash flows from operating activities:
Net income	$6,381	$228
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	4,278	5,114
Amortization	104	126
Pension and post-retirement expense - U.S. and U.K.	3,203	4,786
Change in long-term obligations	—	14
Stock compensation expense	457	584
Excess tax expense from restricted stock vesting	—	114
Deferred revenue	(625)	15,444
Deferred income taxes	(177)	4,075
Loss on disposition of property	113	11
Change in assets and liabilities:
Restricted cash	—	(9,200)
Accounts receivable	2,616	10,492
Inventories	(13,344)	(10,657)
Other assets	(308)	(1,236)
Accounts payable and accrued expenses	(5,188)	(3,516)
Income taxes	2,910	(2,676)
Accrued pension and postretirement benefits	(1,246)	(3,558)
Net cash provided by (used in) operating activities	(826)	10,145
Cash flows from investing activities:
Additions to property, plant and equipment	(3,214)	(7,051)
Net cash used in investing activities	(3,214)	(7,051)
Cash flows from financing activities:
Dividends paid	(2,738)	(2,746)
Proceeds from exercise of stock options	—	—
Payment for purchase of treasury stock	(251)	(289)
Excess tax expense from restricted stock vesting	—	(114)
Payments on long-term obligation	—	(12)
Net cash used in financing activities	(2,989)	(3,161)
Effect of exchange rates on cash	(468)	(720)
Decrease in cash and cash equivalents:	(7,497)	(787)
Cash and cash equivalents:
Beginning of period	45,871	49,045
End of period	$38,374	$48,258